Exhibit 10.1

D.R. HORTON, INC.
PERFORMANCE STOCK UNIT AWARD AGREEMENT
EMPLOYEE
[Grant Date]
D.R. Horton, Inc., a Delaware corporation (the “Company”), pursuant to the D.R. Horton, Inc. 2024 Stock Incentive Plan, as the same may be amended from time to time (the “2024 SIP”), hereby grants [Participant Name] (the “Participant”) a target number of performance stock units (the “PSUs”) as a performance-based Restricted Stock Unit Award (“Award”) as set forth below. This Award is subject to the terms and conditions set forth in this Performance Stock Unit Award Agreement (this “Agreement”) and in the 2024 SIP (a copy of which is attached to this Agreement). The Administrator of this Award under the 2024 SIP is the Compensation Committee of the Board of Directors of the Company (the “Administrator”) and it shall determine or resolve any conflicts in this Agreement and the 2024 SIP. Capitalized terms not defined herein are defined in the 2024 SIP.
1.Terms. Each PSU represents the right to receive one Share, subject to the achievement and fulfillment of the performance, vesting, settlement and other conditions set forth in this Agreement, including Exhibit A attached hereto.

Participant:	[Participant Name]
Target Number of PSUs:	[Target # of Shares]
(Maximum Number of PSUs)	[Maximum # of Shares]
Grant Date:	[Grant Date]
Performance Period:	[Performance Period]
Performance Goals:	The “Performance Goals” are set forth on Exhibit A.
2.Vesting. The Award shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise earned pursuant to the terms of this Agreement. After the Grant Date, subject to termination or acceleration as provided in this Agreement, the Award shall become vested and earned subject to the achievement of the Performance Goals and the approval of the Administrator specified in Section 3 below following the end of the Performance Period.
3.Settlement. Following the end of the Performance Period, the Administrator shall approve the final achievement of the Performance Goals (such date, the “Approval Date”) and the number of earned PSUs shall be calculated in accordance with such approval. Each earned PSU will be settled by the delivery of one Share to the Participant or, in the event of the Participant’s death, to the Participant’s estate, on or as soon as practicable within 45 days following the Approval Date and in all events by no later than March 15th of the calendar year following the end of the Performance Period; provided that the Participant has satisfied all obligations with regard to the Tax-Related Items (as defined below) in connection with the Award, and that the Participant has completed, signed and returned any documents and taken any additional action that the Administrator deems appropriate to enable it to accomplish the delivery of the Shares. No fractional shares will be issued under this Agreement. If the Company is in a blackout period on the settlement date specified above, the earned PSUs will settle on the first day following the end of the blackout period or as soon as practicable thereafter and in all events within 30 days thereafter (but by no later than March 15th of the calendar year following the end of the Performance Period).

4.Status of Award. Until the PSUs are settled into Shares and delivered to the Participant pursuant to the terms of this Agreement, the Participant will have no rights as a stockholder of the Company with respect to the Shares subject to the Award (including, without limitation, voting or dividend rights with respect to such Shares). Following the settlement of the PSUs to Shares and the delivery of such Shares to the Participant hereunder, the Participant will be recorded as a stockholder of the Company with respect to such Shares and shall have all voting rights and rights to dividends and other distributions with respect to such Shares.
5.Termination of Employment (with Cause or before first anniversary). If the Participant experiences a Termination of Employment (A) by the Company for Cause (defined in Section 18) prior to the last day of the Performance Period, or (B) for any other reason prior to the first anniversary of the first day of the Performance Period, all of the Participant’s PSUs and any rights to the underlying Shares shall be immediately and automatically forfeited on the effective date of such Termination of Employment without payment of any consideration.
6.Termination of Employment (without Cause). In the event of the Participant’s Termination of Employment on or after the first anniversary of the first day of the Performance Period due to or related to (i) the Participant’s involuntary termination by the Company (without Cause), (ii) the Participant’s voluntarily termination (without Cause), (iii) the Participant’s Retirement, (iv) the Participant’s Disability, or (v) the Participant’s death, a pro-rated portion of the target PSUs granted pursuant to this Award (prorated based on the number of full months completed during the Performance Period prior to the Participant’s Termination of Employment) shall remain outstanding and eligible to vest following the end of the Performance Period based on actual achievement of the Performance Goals and be settled into Shares and delivered to the Participant in accordance with Section 3 above, provided the Participant (or the Participant’s estate) timely executes and does not revoke a general release of claims in a form provided by the Company. For purposes of this Award, (i) a Termination of Employment (x) shall not have occurred if the Participant ceases to serve as an employee of the Company but continues to render services as a Service Provider, and (y) shall mean a “separation from service” within the meaning of Section 409A of the Code to the extent necessary for the Award to comply with Section 409A of the Code. Termination of Service and Service Provider shall be consistent with such terms under the 2024 SIP.
7.Administrator’s Authority. Any question concerning the interpretation of this Agreement (including the terms herein), the 2024 SIP, any adjustments required to be made under the 2024 SIP, any controversy that may arise under the 2024 SIP or this Agreement shall be determined by the Administrator in its sole and absolute discretion. Such decisions shall be final and binding on Participant and all persons holding or claiming rights under the 2024 SIP or Award.
8.Transfer Restrictions. Any sale, transfer, pledge, assignment, alienation, or hypothecation of any kind, whether voluntary or by operation of law, directly or indirectly, of PSUs or Shares subject thereto prior to the date such Shares are issued to the Participant pursuant to this Agreement shall be strictly prohibited and void. Any Shares held by the Participant shall not be pledged or otherwise encumbered as long as the Participant is an employee of the Company or any of its Subsidiaries.
9.Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other subsequent transfers of any Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, or any other similar applicable law covering the Award and/or the Shares underlying the Award, and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such Shares.
10.Certain Conditions of the Award. The Participant agrees that he or she will not acquire Shares pursuant to the Award or transfer, assign, sell or otherwise deal with such Shares except in compliance with applicable law. Further, in accepting the Award, the Participant acknowledges that:
(a)The 2024 SIP is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time;

(b)The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past. All decisions with respect to future award grants, if any, will be at the sole discretion of the Company;
(c)The Award and the Participant’s participation in the 2024 SIP will not be interpreted to form an employment contract or service contract or relationship with the Company or any Subsidiary;
(d)The Participant is voluntarily participating in the 2024 SIP; and
(e)The future value of the underlying Shares is unknown and cannot be predicted with certainty.
11.Tax Withholding.
(a)Responsibility for Taxes. Regardless of any action taken by the Company with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the 2024 SIP and legally applicable to the Participant (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company (if any). The Participant further acknowledges that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired pursuant to such settlement, or the receipt of any dividends, and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Company may refuse to issue, deliver or settle the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
(b)Withholding in Shares. Subject to applicable law and the Company’s discretion, the Company may require the Participant to satisfy Tax-Related Items by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Shares having a fair market value, as defined in the 2024 SIP, as of the date on which the Tax-Related Items arise, not in excess of the amount of such Tax-Related Items.
For tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the earned Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the 2024 SIP.
(c)Permissible Withholding Methods. The Company may satisfy its obligations for Tax-Related Items by:
(i)withholding from the Participant’s cash compensation or fees paid to the Participant by the Company; or
(ii)withholding from proceeds of the sale of Shares acquired upon vesting or settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(iii)allowing Participant to pay cash in the amount of the Tax-Related Items.; or
(iv)any other method permitted by the Administrator.
12.Delivery of Documents and Notices. Any document relating to participation in the 2024 SIP or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or a Subsidiary, or upon deposit in the U.S. Post Office, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to this Agreement or at such other address as such party may designate in writing from time to time to the other party.
(a)Description of Electronic Delivery. The 2024 SIP documents, which may include but do not necessarily include: the 2024 SIP, this Agreement, the 2024 SIP Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the 2024 SIP, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)Consent to Electronic Delivery. The Participant acknowledges that the Participant has read the “Delivery of Documents and Notices” section of this Agreement and consents to the electronic delivery of the 2024 SIP documents and this Agreement, as described in this section. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third-party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in this section or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents as described in this section.
13.Clawback. The PSUs and any Shares issued thereunder will be subject to recoupment in accordance with any recoupment policy that the Company may adopt from time to time, including, without limitation, the Company’s Compensation Recoupment (Clawback) Policy (as it may be amended from time to time). No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company. By accepting the Award, the Participant expressly and explicitly (i) is agreeing to be bound by all such clawback policies, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion, (ii) authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company, and (iii) authorizes the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable under the Award, the 2024 SIP or otherwise. The Participant further agrees to comply with any request or demand for repayment by the Company in order to comply with such policies or applicable law.
14.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.Governing Law; Venue. This Agreement shall be construed, interpreted and enforced in accordance with applicable federal law and the laws of the State of Delaware, without regard to its conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation shall be conducted only in the courts of Tarrant County, Texas, or the federal courts for the United States for the State of Texas, and no other courts, where this Award is made and/or to be performed.
16.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the 2024 SIP, on this Award and on any Shares acquired under the 2024 SIP and this Agreement, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the 2024 SIP, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Any conflicts in terms or provisions to the Participant’s individual Agreement as compared to this form of Agreement shall be interpreted in favor of the Participant.
17.Section 409A. This Award is intended to be exempt from, or otherwise compliant with, Section 409A of the Code. To the extent any payment under this Award is considered deferred compensation subject to Section 409A of the Code, such payment may not be made to a “specified employee” (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon a “separation from service” (as defined in Section 409A of the Code) before the date that is six months after the specified employee’s separation form service (or, if earlier, the specified employee’s death) to the fullest extent necessary to comply with Section 409A. Any payment that would otherwise be made during this period of delay shall be accumulated and paid, without interest, on the sixth month plus one day following the specified employee’s separation from service (or, if earlier, as soon as administratively practicable after the specified employee’s death).
18.Definitions. For purposes of this Agreement (A) “Cause” means the Participant’s (i) commission of an act which constitutes fraud or embezzlement; (ii) indictment for or conviction or entry of a plea of guilty or nolo contendere to a felony (iii) commission of any intentional tortious or unlawful act in either such case causing material harm to the Company’s business, standing or reputation or the business, standing or reputation of any of Subsidiary; (iv) gross negligence in the performance of Participant’s duties; (v) breach of the Participant’s duty of loyalty or care to the Company or any of its Subsidiaries; (vi) other misconduct that is materially detrimental to the Company or any of its Subsidiaries; (vii) refusal or failure to perform the Participant’s duties after receiving written notice describing the Participant’s noncompliance and being given 10 business days to cure (to the extent curable) such non-compliance; (viii) material breach of any agreement with or for the benefit of Company or any of its Subsidiaries to which the Participant is a party or by which the Participant is bound, which breach is not cured (to the extent curable) within 10 business days following written notice from the Participant, and (B) capitalized terms not defined herein are defined in the 2024 SIP.
[Signature Page Follows]

Acceptance. The Participant hereby acknowledges, agrees and accepts the PSUs pursuant to this Agreement.
COMPANY:
D.R. HORTON, INC., a Delaware corporation
By: The Compensation Committee of the
Board of Directors
By:
[Committee Chair Name], Committee Chair
Date:
PARTICIPANT:
By:
[Participant Name]
Date:
[Signature Page to Performance Stock Unit Award Agreement]

Exhibit A
Performance Goals
[Exhibit A to Performance Stock Unit Award Agreement]